FREE WRITING PROSPECTUS
FILED PURSUANT TO RULE 433
REGISTRATION FILE NO.: 333-282099-08

From: Wells Abf Syndicate Wells Fargo (WELLS FARGO SECURITI) At: 11/19/25 12:54:21 UTC-5:00
Subject: BANK5 2025-5YR18 - PUBLIC NEW ISSUE **HEDGE RATIOS**

BANK5 2025-5YR18 - PUBLIC NEW ISSUE **HEDGE RATIOS**

BANK5 2025-5YR18
Hedge Ratio Calculations

Tranche	Balance	Dur	WAL	Hedge		Price
Name				Ratio		%
A1	8,577,000	2.34	2.55	0.8340	to 3 year	100.00
A2	50,000,000	4.25	4.83	0.9579	to 5 year	101.00
A3	413,484,000	4.27	4.91	0.9817	to 5 year	103.00
AS	65,751,000	4.25	4.93	0.9776	to 5 year	103.00
B	33,719,000	4.22	4.93	0.9709	to 5 year	103.00

3 Year Risk	2.807
5 Year Risk	4.478

Disclaimer:

Wells Fargo Securities has provided this data as an accommodation solely for informational purposes only and not for the benefit or use of any third-party. The information contained herein has been prepared solely for informational purposes and is not an offer to buy or sell or a solicitation of any offer to buy or sell any security or to participate in any trading strategy. By accepting this data, the recipient agrees that Wells Fargo Securities does not guarantee and makes no representation or warranty whatsoever, whether express or implied, including without limitation, any warranties of fitness for a particular purpose or merchantability, with respect to this data or the accuracy, currency or completeness thereof.

By accepting this data, the recipient agrees that neither Wells Fargo Securities, its employees nor any of its affiliates shall have any liability to the recipient or any other entity claiming by or through the recipient for any loss, injury, damages or expenses arising from or occasioned by or through this data, the reliance thereon by the recipient or any other party or the provision thereof by Wells Fargo Securities. By accepting this data, the recipient agrees that nothing contained herein shall be relied upon as a promise or representation whether as to the past or future performance.

The information in this report has been gathered from public sources of information and is believed by Wells Fargo Securities to be reliable, but Wells Fargo Securities does not represent that this information is accurate or complete. Additionally, this information is subject to change without notice. This information has not been independently verified or confirmed by Wells Fargo Securities, third parties or outside auditors, legal or tax advisors. You should consider these things when making any decision related to the securities addressed in this information. This information may not be distributed to any other party.

Wells Fargo Securities is the trade name for the capital markets and investment banking services of Wells Fargo & Company and its affiliates, including Wells Fargo Securities, LLC, a US broker-dealer registered with the US Securities and Exchange Commission and member FINRA and SIPC.